Exhibit 99.1

FOR:	BIOREFERENCE LABORATORIES, INC.

CONTACT:	Tara Mackay
Investor Relations Coordinator
(201) 791-2600
(201) 791-1941 (fax)
tmackay@bioreference.com

FOR IMMEDIATE RELEASE

BIOREFERENCE LABORATORIES, INC. REPORTS RECORD QUARTERLY REVENUES AND PATIENT VOLUMES FOR THIRD QUARTER FY2014

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Revenues increase 20% on a YoY basis and patient count increases 16%

ELMWOOD PARK, NJ (August 27, 2014) BioReference Laboratories, Inc. (NASDAQ: BRLI) announces record third quarter results for revenues and patient volumes.  Except for per share data or where otherwise noted, numbers are in thousands.

The Company recorded Q3FY14 revenues of $222,053, the highest recorded revenues in a quarter in corporate history, representing an increase of 20% over the $185,427 recorded in Q3FY13.  Operating income for Q3FY14 was $27,871, up 11% from the Q3FY13 operating income of $25,059.  Net income after taxes in Q3FY14 came in at $15,250, resulting in earnings per share of $.55, up from Q3FY13 net income after taxes of $14,701 and EPS of $.53, increases of 4% and 4%, respectively.  Gross profit on revenues for Q3FY14 was $102,443, resulting in a margin for gross profit on revenues of approximately 46% and a 20% improvement over the gross profit on revenues of $85,660 recorded for Q3FY13, which also resulted in a 46% margin.  Revenue per patient for Q3FY14 was $87.54, an increase of 3% from the $85.25 recorded for Q3FY13.  The number of patients served increased 16% to 2,511 in Q3FY14 up from the Q3FY13 total of 2,161.  Esoteric business for the Company was 68% of revenues for Q3FY14 compared to 64% in Q3FY13.  Days Sales Outstanding (DSO) was 105 days in Q3FY14 compared to Q3FY13 when the DSO was 95 days.

Revenues for the first nine-months of FY14 increased to $604,688, an increase of 16% over the revenues for the first nine months of FY13 of $523,136, even though the first nine months of FY14 included the effects of adverse weather which the Company estimates reduced revenues by $10,000.  Operating income for the first nine months of FY14 was $52,630, a decrease of 14% from operating income of $61,527 for the first nine months of FY13.  Net income after taxes for the first nine months of FY14 was $28,477, resulting in an EPS of $1.02, a decrease of 18% from the first nine-months FY13 net income after taxes of $34,704, which resulted in an EPS of $1.25.  The Company estimates that the adverse effects of weather during the first nine months of FY14 resulted in approximately a $.10 reduction in EPS. The Company reported gross profit on revenues for the FY14 first nine-month period of $263,146, resulting in a margin for gross profit on revenues of 44%, up from gross profit on revenues in the FY13 first nine-month period of $237,258, which resulted in a margin of 45%.  The number of patients served increased 14% to 7,082 in the first nine months of FY14 from the FY13 same period total of 6,199.  Cash flow from operations for the first nine months of FY14 was a positive $7,505, compared to a positive $16,975 in the prior year same period.

Marc D. Grodman, MD, CEO, commented: “BioReference grew 20% in net revenues, with over 16% increase in patient count. This was achieved despite the decrease in revenue per patient for our non-genetic testing services. The net result during our current third quarter was a year over year increase of revenue per patient from $85.25 to $87.54. On those tests that carry a GeneDx brand, whether performed in Maryland or New Jersey, net revenues per patient virtually doubled those of the same quarter last fiscal year.  While we did not offer inherited cancers testing in the first nine months of FY13, their introduction contributed to, but have not accounted for all, the increase in GeneDx revenues in FY14, which has continued to show strong growth along all testing lines. Importantly, inherited cancer testing services were not offered to existing GenPath physician clients in oncology and women’s health until the current fourth quarter. In addition, our new tumor sequencing services will be introduced by the end of the fourth quarter. We believe these new services will combine those elements that are critical today, truly cost effective, justifiable and clinically actionable appropriate.  Moreover, we believe they will simultaneously provide more information for the money and enable both the enrollment and stratification of individuals for clinical trials. This initiative has been well conceived, based on long standing experience and built with the consultation of outstanding scientists and clinicians. We are very excited about this new opportunity.”

Dr. Grodman continued: “Our response to the reimbursement changes of the past year has not been to simply slash expenses. We recognize the opportunities and the special circumstances we are afforded to achieve significant continued growth. We believe we have and will continue to cut wisely and invest smartly for the future.  DSO’s remain at 105 days. We did see cash collections improve in the quarter but as more of our revenue has been in genetic testing, the collection cycle for these testing services is simply longer. It is important to note that our cash flow of $7.7M is almost three times that of the previous quarter, almost double the cash flow of the same quarter last year and our best since the fourth quarter of 2012. We are constantly working on these metrics.”

Dr. Grodman finally noted: “This year we believe that we will have our 21st year of 20% CAGR. The fact that we may achieve this goal despite the reimbursement challenges of the past year is a testament to the passion and vision that has been infectious among the incredible people who have built this Company through years of loyalty, commitment and just plain hard work. Within a few years we expect that over a quarter of our revenues will be based on sequencing technologies and we will continue to develop our systems and abilities to analyze and extract maximum clinical value along the way.  Our aspiration is to be a Clinical Knowledge Company, a vision that clearly remains in our sights. I call attention to this today because our current results are a direct product of this underlying vision. Given the unusual circumstances around this year, we have been more explicit than usual in guidance with regard to quarterly performance. We believe our fourth quarter will be in the range of $.62-.64/share. One of the outstanding unknowns is the uncertainty of our legal fees, especially those associated with the IPR petitions we recently filed with the USPTO seeking to invalidate certain patents related to Inherited Cancer genes including BRCA. It should be noted however that if we can reach the mid-point target of our guidance, the increase in EPS between the third and fourth quarter will be 15%, the highest percent increase between those quarters in the past 6 years.

The Company’s third quarter 2014 earnings conference call is scheduled for today at 10:30 a.m. Eastern Daylight Time.  The live audio Web cast will be available at the Company’s corporate Web site, www.bioreference.com and through www.streetevents.com.  To listen to the call, please go to either Web site ten minutes before the conference call is scheduled to begin. You will need to register as well as download and install any necessary audio software. The Web cast will be archived, on both Web sites, for 30 days following the call.

About BioReference Laboratories, Inc.

BRLI is a clinical testing laboratory offering testing, information and related services to physician offices, clinics, hospitals, employers and governmental units.  We believe that we are the third largest full-service laboratory in the United States.  BRLI offers a comprehensive list of laboratory testing services used by healthcare providers in the detection, diagnosis, evaluation, monitoring and treatment of diseases.  BRLI primarily focuses on esoteric testing, molecular diagnostics, anatomical pathology, women’s health and correctional health care.

BioReference Laboratories, Inc.

Statements of Operations

(Dollars in Thousands Except Share and Per Share Data)

(Unaudited)

	Three Months Ended
	July 31,
	2014	2013
Net Revenues	$222,053	$185,427
Cost of Sales	119,610	99,767
Gross Profit on Revenues	102,443	85,660
General and Administrative	74,572	60,601
Operating Income	27,871	25,059
Other Expense, Net	513	(696)
Income Before Taxes	27,358	25,755
Taxes	12,108	11,054
Net Income	15,250	14,701
Income Per Share	$0.55	$0.53
Number of Shares	27,721,977	27,671,880
Income Per Share (Diluted)	$0.55	$0.53
Number of Shares (Diluted)	27,854,489	27,841,998

	Nine Months Ended
	July 31,
	2014	2013
Net Revenues	$604,688	$523,136
Cost of Sales	341,542	285,878
Gross Profit on Revenues	263,146	237,258
General and Administrative	210,516	175,731
Operating Income	52,630	61,527
Other Expense, Net	1,778	203
Income Before Taxes	50,852	61,324
Taxes	22,375	26,620
Net Income	28,477	34,704
Income Per Share	$1.03	$1.25
Number of Shares	27,716,608	27,695,387
Income Per Share (Diluted)	$1.02	$1.25
Number of Shares (Diluted)	27,854,489	27,861,372

BioReference Laboratories, Inc.

Balance Sheets

(Dollars in Thousands)

(Unaudited)

	July 31,	October 31,
	2014	2013
Cash & Cash Equivalents	$20,007	$17,952
Accounts Receivable (Net)	251,851	206,261
Plant, Property & Equipment (Net)	65,840	65,649
Intangible Assets (Net)	50,067	51,505
Other Assets	78,357	80,161
Total	$466,122	$421,528

Accounts Payable	$69,292	$61,614
Revolving Note	38,731	26,139
Long-Term Debt	21,677	20,060
Other Liabilities	35,801	42,120
Shareholder’s Equity	300,621	271,595
Total	$466,122	$421,528

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Statements included in this release that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements”. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Bio-Reference Laboratories, Inc. and its subsidiaries. Statements looking forward in time are included in this release pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different.  Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners, the ability to increase net revenues and/or patient volume, the success of our inherited cancer and other new testing we introduced, the ability to reduce expenses, the ability to achieve our guidance of fourth quarter earnings per share and other and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.  We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

www.bioreference.com